Exhibit 3.1

June 13, 2019

FLORIDA DEPARTMENT OF STATE

Division of Corporations

GROM SOCIAL ENTERPRISES, INC.

2060 NW BOCA RATON BLVD. #6
BOCA RATON, FL 33431

Re: Document Number P14000065450

The Articles of Amendment to the Articles of Incorporation of GROM SOCIAL ENTERPRISES, INC., a Florida corporation, were filed on June 12, 2019.

This document was electronically received and filed under FAX audit number H19000179710.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Tracy L Lemieux

Regulatory Specialist II

Division of Corporations                    Letter Number: 119A00011635

P.O BOX 6327 — Tallahassee, Florida 32314

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

GROM SOCIAL ENTERPRISES, INC.

Under Section 607.1001 of the Florida Business Corporation Act

GROM SOCIAL ENTERPRISES, INC., a corporation organized and existing under and by virtue of the Florida Business Corporation Act of the State of Florida (the "Corporation"), does hereby certify:

FIRST: The name under which the Corporation was originally incorporated was Illumination America, Inc.

SECOND: The date on which the Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Florida was April 24, 2014.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act, adopted resolutions to amend the first sentence of ARTICLE I of the Articles of Incorporation of the Corporation, as previously amended, to read in its entirety as follows:

"I. CAPITAL STOCK

The aggregate number of shares which the corporation shall have authority to issue is five hundred twenty five million (525,000,000) shares, of which five hundred million (500,000,000) shall be Common Shares, $0.001 par value per share and twenty five million (25,000,000) shall be Preferred Shares, $0.001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each such class are as follows:"

FOURTH: These Articles of Amendment to Articles of Incorporation were submitted to the shareholders of the Corporation and were duly approved by the required vote of the shareholders of the Corporation in accordance with Section 607.0704 of the Florida Business Corporation Act.

FIFTH: These Articles of Amendment are adopted by the Corporation as of the date they were executed below.

2

IN WITNESS WHEREOF, Grom Social Enterprises, Inc. has caused these Articles of Amendment to be signed by its Chief Executive Officer as of May 31, 2019.

GROM SOCIAL ENTERPRISES, INC.

DarrenMarks Chief Executive Officer